Exhibit 99.2

February 1, 2009

Dear Shareholder:

Enclosed is your February 1 dividend of $.15 per common share. This is equal to our November 1, 2008 dividend.

The preliminary estimate of our fourth quarter earnings, before any non-cash goodwill adjustment, will be approximately $.22 per common share. With these results, our preliminary estimate of the total earnings for 2008 would have been approximately $.56 per common share. However, a non-cash adjustment to the goodwill on our books will affect our results.

I wrote previously that we were completing an annual review of the goodwill on the corporation’s books as a result of acquisitions over the years. As we made acquisitions, accounting rules required that we record as goodwill the difference between the purchase price of the acquisition and the adjusted book value of the assets acquired. In those better times, bank stock prices were substantially higher than their book values. By using the strong purchasing power of our stock in place of cash to pay for the bulk of our acquisitions, we recorded goodwill. The annual review of the value of the goodwill is influenced by the current sale prices of comparable acquired banks and other factors. Since the value of practically everything that is sold in this economic climate has diminished, so too has the value of our goodwill. My earlier letter indicated that the review could lead to a significant write-down. The review has now been completed and, as a result, we will book a goodwill write-down of approximately $43,000,000 as part of the fourth quarter results.

Although this is a technical accounting entry, it remains a very large amount. But, as an accounting issue, we must remember that it does not affect cash or cash earnings, it does not affect our liquidity, it does not affect regulatory capital, and it will not affect dividends. Because this does not affect regulatory capital, we remain “well capitalized” based upon the Federal Reserve’s regulatory requirements. You will see many banks reporting goodwill write-downs in their 2008 results.

At the January 5, 2009, shareholder’s meeting approximately 90% of our voting shareholders approved the recommendation to authorize preferred stock so that we could participate in the United States Treasury’s Capital Purchase Program. On January 23, 2009, the Treasury completed its purchase of preferred stock for $23,184,000. This Treasury program is being offered to strengthen healthy institutions, and they are the only ones who have been provided the opportunity to participate. While we meet the requirements for being well capitalized without this investment, we still firmly believe that, absent knowing the breadth and depth of this economic recession, it is prudent to have the additional capital and liquidity the program offers. We will attempt to put this money to work as quickly as possible to make the investment self-sustaining. If our economy improves quickly, we can repurchase this preferred stock in three to five years. If the economy does not turn around quickly, we will be glad to have the extra capital.

Loss reserves and goodwill aside, our core business remains solid. Based on comparisons recently received (from September 30 reports) regarding publicly traded banks, we outperformed both the Ohio and National averages for return on assets, return on equity, margin, and efficiency ratio. This performance has provided the flexibility for us to handle the financial impact of loan losses. In spite of the substantial dollars placed in the loss reserve and the added expenses of loan workouts, for 2008 we did have cash earnings and we did pay dividends. Many banks in Ohio and across the nation will be unable to say this.

I have talked with many of you and know that our stock price and dividend, as well as the prices and dividends of most stocks in your portfolios, are a concern. I know that the bombardment by the news media with reports on economic problems is becoming wearisome – we understand this – we also receive these reports every day from news and banking publications and from our customers who are experiencing the impact of layoffs and slowdowns. As troubling and unrelenting as all this may appear to be, we must keep in mind that economic ups and downs are temporary.

Our pledge going into 2009 remains consistent. We are going to continue to focus on strengthening our asset quality (by working with consumers and businesses that face economic challenges), maintaining a strong capital position, and maintaining a strong liquidity position. This focus, endorsed by our regulators, will get us through this recession with the least negative impact to the corporation and in a position to take advantage of opportunities as the economy turns around.

By mid-March you will receive the annual report. It will contain more detailed financial information, our recap of 2008, and information about what we envision going forward. If you have any questions, a call is always welcomed.

Sincerely,

James O. Miller
President & CEO

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.